 As filed with the Securities and Exchange Commission on November 27, 2024

 Registration No. 333-194056

Registration No. 333-206729

Registration No. 333-213683

Registration No. 333-216839

Registration No. 333-228876

Registration No. 333-263869

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-194056

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-206729

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-213683

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-216839

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-228876

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-263869

UNDER

THE SECURITIES ACT OF 1933

Eagle Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	20-8179278
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

50 Tice Boulevard, Suite 315

Woodcliff Lake, New Jersey 07677

(Address of Principal Executive Offices)

2007 Incentive Compensation Plan

2014 Equity Incentive Plan

2014 Employee Stock Purchase Plan

(Full titles of the plans)

Christopher Krawtschuk

Chief Financial Officer

Eagle Pharmaceuticals, Inc.

50 Tice Boulevard, Suite 315

Woodcliff Lake, New Jersey 07677

(201) 326-5300

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Marc Recht, Esq.

Sarah Sellers, Esq.

Cooley LLP

500 Boylston Street, 14th Floor

Boston, Massachusetts 02116

(617) 937-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Eagle Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•	Registration File No. 333-194056, filed with the SEC on February 21, 2014, registering 841,104 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the Company’s 2007 Incentive Compensation Plan (the “2007 Plan”); 1,815,415 shares of common stock reserved for the grant of future stock awards under the Company's 2014 Equity Incentive Plan (the “2014 Plan”), which includes the shares remaining available for the grant of future stock awards under the 2007 Plan and any shares underlying then-outstanding stock awards granted under the 2007 Plan that on or after the Company's initial public offering expire or terminate for any reason prior to exercise or settlement and will become available for the grant of stock awards under the 2014 Plan, and 180,943 shares of Common Stock issuable under the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP”);

•	Registration File No. 333-206729, filed with the SEC on September 2, 2015, registering 1,061,287 shares of Common Stock issuable under the 2014 Plan and 140,322 shares of Common Stock issuable under the 2014 ESPP;

•	Registration File No. 333-213683, filed with the SEC on September 16, 2016, registering 938,183 shares of Common Stock issuable under the 2014 Plan and 155,898 shares of Common Stock issuable under the 2014 ESPP;

•	Registration File No. 333-216839, filed with the SEC on March 20, 2017, registering 919,227 shares of Common Stock issuable under the 2014 Plan and 154,357 shares of Common Stock issuable under the 2014 ESPP;

•	Registration File No. 333-228876, filed with the SEC on December 18, 2018, registering 890,864 shares of Common Stock issuable under the 2014 Plan and 149,209 shares of Common Stock issuable under the 2014 ESPP; and

•	Registration File No. 333-263869, filed with the SEC on March 25, 2022, registering 3,203,555 shares of Common Stock issuable under the 2014 Plan.

By filing these Post-Effective Amendments, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of post-effective amendment, removes from registration any and all securities of the Company registered for issuance but remain unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to Rule 478 under the Securities Act of 1933, as amended, the Company certifies that it has the power to file these Post-Effective Amendments and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodcliff Lake, State of New Jersey, on November 27, 2024.

EAGLE PHARMACEUTICALS, INC.

By:	/s/ Christopher Krawtschuk
Christopher Krawtschuk Chief Financial Officer